                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT*

                                                                      REGISTRANT'S
NAME AND STATE OR OTHER JURISDICTION OF INCORPORATION             PERCENTAGE OWNERSHIP
-----------------------------------------------------             --------------------
U.S. SUBSIDIARIES
  C/P Products Corp, an Indiana corporation                               100%
  United Sales and Warehouse of Texas, Inc., a Texas corporation          100%


FOREIGN SUBSIDIARIES:
  The Coast Distribution System (Canada) Inc., Quebec, Canada             100%


        In accordance with the instructions set forth in Paragraph (b) of Item 601 of Regulation S-K, there have been omitted those subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2000.